Exhibit 5.2

WOODBURN AND WEDGE Attorneys and Counselors At Law Sierra Plaza 6100 Neil Road, Suite 500 Reno, Nevada 89511-1149 Telephone (775) 688-3000 Facsimile (775) 688-3088
Gregg P. Barnard
E-MAIL: gbarnard@woodburnandwedge.com
DIRECT DIAL: (775) 688-3025

January 29, 2013

Endeavour International Corporation

811 Main Street, Suite 2100

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special Nevada counsel to Endeavour International Corporation, a Nevada corporation (the “Company”), in connection with the issuance of its (i) 12% First Priority Notes due 2018 in the aggregate principal amount of $404,000,000 (the “First Priority Notes”) under an Indenture, dated as of February 23, 2012 (the “First Priority Indenture”) between the Company, the guarantors signatory thereto and Wells Fargo Bank, National Association, as Trustee and Collateral Agent therein, and (ii) 12% Second Priority Notes due 2018 in the aggregate principal amount of $150,000,000 (the “Second Priority Notes” and together with the First Priority Notes, the “Notes”) under an indenture, dated as of February 23, 2012 (the “Second Priority Indenture” and together with the First Priority Indenture, the “Indentures”) between the Company, the guarantors signatory thereto, Wilmington Trust, National Association, as Trustee therein, and Wells Fargo Bank, National Association, as Collateral Agent therein, and in each case pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 29, 2013 (the “Registration Statement”). The First Priority Notes will be issued in exchange for the Company’s outstanding 12% First Priority Notes due 2018 issued on February 23, 2012 and October 15, 2012 on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”). The Second Priority Notes will be issued in exchange for the Company’s outstanding 12% Second Priority Notes due 2018 issued on February 23, 2012 on the terms set forth in the Prospectus. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Notes.

Endeavour International Corporation

January 29, 2013

In connection with this opinion we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i) Registration Statement and Prospectus,

(ii) the Indentures,

(iii) the Articles of Incorporation of the Company, as amended and in effect on the date hereof,

(iv) the Amended and Restated Bylaws of the Company, as amended and in effect on the date hereof, and

(v) certain resolutions of the Board of Directors of the Company relating to the issuance and exchange of the Notes, the filing of the Registration Statement and related matters.

We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents. We have further assumed the validity and binding effect of the Notes and Indentures. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral and written statements and representations of officers and other representatives of the Company and others.

Members of our firm are admitted to the practice of law in the State of Nevada and we express no opinion as to the laws of any other jurisdiction other than the laws of the State of Nevada to the extent specifically referred to herein.

Endeavour International Corporation

January 29, 2013

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.	the Company is a duly organized and validly existing corporation in good standing under the laws of the State of Nevada;

2.	the Indentures have been duly authorized, executed and delivered by the Company; and

3.	the Notes have been duly authorized by the Company.

The opinions herein are limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly stated. We disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter, or as a result of changes in any of the statutory or decisional law after the date of this opinion letter. This opinion is limited to the effect of the laws of the States of Nevada.

This opinion is being delivered to you for your use only in connection with the filing of the Registration Statement and may not be relied upon by any person other than you and the law firm of Vinson & Elkins L.L.P., in connection with the opinion to be submitted by such firm. This opinion may not be quoted or used in whole or in part for any other purpose and it, and any copies, abstracted or portions thereof, may not be delivered to any other person without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Notes” in the prospectus that forms part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

WOODBURN and WEDGE

/s/ Gregg P. Barnard
Gregg P. Barnard, Esq.